Exhibit 99.1

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

FOR IMMEDIATE RELEASE

Anat Ashkenazi Named to Varian Board of Directors

PALO ALTO, Calif. — November 20, 2018 — Varian (NYSE: VAR) today announced that Anat Ashkenazi, senior vice president, controller and chief financial officer (CFO) at Lilly Research Labs, has been appointed to the Varian Board of Directors, effective December 1, 2018. She will serve on the Audit Committee and the Ethics & Compliance Committee.

“We are proud to have Anat Ashkenazi join the Varian board,” said R. Andrew Eckert, chairman of Varian’s Board of Directors. “Anat has a strong background in finance and a track record of success in the healthcare industry. She will be another valuable member of the Varian Board as the company continues its transformation into the leader in cancer care solutions.”

“Varian is an unquestioned leader in its field,” said Ashkenazi. “I applaud the company for its efforts to positively impact more patients globally. I look forward to joining the board and being a part of the company’s journey to create a world without fear of cancer.”

Ashkenazi, 46, has served as senior vice president, controller and CFO at Lilly Research Labs since 2016. Over the past 17 years, she has held several executive positions at Eli Lilly and Company. In her current role, Ashkenazi leads a global team and oversees all business area CFOs, the corporate team responsible for financial planning and analysis, accounting and internal and external reporting, as well as the corporate strategy and business transformation teams. Ashkenazi earned a Bachelor of Arts in Economics and Business Administration from Hebrew University of Jerusalem. She also received a Master of Business Administration from Tel Aviv University.

About Varian

Varian is a leader in developing and delivering cancer care solutions and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 7,000 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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